================================================================================

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934



                         BONNEVILLE PACIFIC CORPORATION
--------------------------------------------------------------------------------
                                (Name of issuer)

                          Common Stock, $0.01 Par Value
--------------------------------------------------------------------------------

                                   098904 10 5
--------------------------------------------------------------------------------
                                 (Cusip Number)


                                  May 11, 1999
--------------------------------------------------------------------------------
             (Date of Event which Requires Filing of this Statement)



Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

           [X] Rule 13d-1(c)     [ ] Rule 13d-1(d)     [ ] Rule 13d-1(b)


*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

================================================================================

--------------------------                            --------------------------
CUSIP NO. 098904-10-5               SCHEDULE 13G               PAGE 2 OF 9 PAGES
--------------------------------------------------------------------------------
1.                NAME OF REPORTING PERSON/S.S. OR I.R.S. IDENTIFICATION
                  NO. OF ABOVE PERSON

                  LAKEWAY CAPITAL PARTNERS, LLC
--------------------------------------------------------------------------------
2.                CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*   (A) [ ]
                                                                      (B) [X]
--------------------------------------------------------------------------------
3.                SEC USE ONLY


--------------------------------------------------------------------------------
4.                CITIZENSHIP OR PLACE OF ORGANIZATION

                  DELAWARE
--------------------------------------------------------------------------------
                               5.     SOLE VOTING POWER

                                      0
   NUMBER OF                  --------------------------------------------------
    SHARES                     6.     SHARED VOTING POWER
 BENEFICIALLY
   OWNED BY                           392,407
    EACH                      --------------------------------------------------
  REPORTING                    7.     SOLE DISPOSITIVE POWER
   PERSON
    WITH:                             0
                              --------------------------------------------------
                               8.     SHARED DISPOSITIVE POWER

                                      392,407
--------------------------------------------------------------------------------
9.                AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                  392,407
--------------------------------------------------------------------------------
10.               CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
                  CERTAIN SHARES*                                          [ ]
--------------------------------------------------------------------------------
11.               PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                  5.43%
--------------------------------------------------------------------------------
12.               TYPE OF REPORTING PERSON*

                  00 - LIMITED LIABILITY COMPANY
================================================================================

--------------------------                            --------------------------
CUSIP NO. 098904-10-5               SCHEDULE 13G               PAGE 3 OF 9 PAGES
--------------------------------------------------------------------------------
1.                NAME OF REPORTING PERSON/S.S. OR I.R.S. IDENTIFICATION
                  NO. OF ABOVE PERSON

                  YAUPON PARTNERS, L.P.
--------------------------------------------------------------------------------
2.                CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*   (A) [ ]
                                                                      (B) [X]
--------------------------------------------------------------------------------
3.                SEC USE ONLY


--------------------------------------------------------------------------------
4.                CITIZENSHIP OR PLACE OF ORGANIZATION

                  DELAWARE
--------------------------------------------------------------------------------
                               5.     SOLE VOTING POWER

                                      0
   NUMBER OF                  --------------------------------------------------
    SHARES                     6.     SHARED VOTING POWER
 BENEFICIALLY
   OWNED BY                           378,407
    EACH                      --------------------------------------------------
  REPORTING                    7.     SOLE DISPOSITIVE POWER
   PERSON
    WITH:                             0
                              --------------------------------------------------
                               8.     SHARED DISPOSITIVE POWER

                                      378,407
--------------------------------------------------------------------------------
9.                AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                  378,407
--------------------------------------------------------------------------------
10.               CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
                  CERTAIN SHARES*                                          [ ]
--------------------------------------------------------------------------------
11.               PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                  5.24%
--------------------------------------------------------------------------------
12.               TYPE OF REPORTING PERSON*

                  PN
================================================================================

--------------------------                            --------------------------
CUSIP NO. 098904-10-5               SCHEDULE 13G               PAGE 4 OF 9 PAGES
--------------------------------------------------------------------------------
1.                NAME OF REPORTING PERSON/S.S. OR I.R.S. IDENTIFICATION
                  NO. OF ABOVE PERSON

                  YAUPON PARTNERS II, L.P.
--------------------------------------------------------------------------------
2.                CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*   (A) [ ]
                                                                      (B) [X]
--------------------------------------------------------------------------------
3.                SEC USE ONLY


--------------------------------------------------------------------------------
4.                CITIZENSHIP OR PLACE OF ORGANIZATION

                  DELAWARE
--------------------------------------------------------------------------------
                               5.     SOLE VOTING POWER

                                      0
   NUMBER OF                  --------------------------------------------------
    SHARES                     6.     SHARED VOTING POWER
 BENEFICIALLY
   OWNED BY                           14,000
    EACH                      --------------------------------------------------
  REPORTING                    7.     SOLE DISPOSITIVE POWER
   PERSON
    WITH:                             0
                              --------------------------------------------------
                               8.     SHARED DISPOSITIVE POWER

                                      14,000
--------------------------------------------------------------------------------
9.                AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                  14,000
--------------------------------------------------------------------------------
10.               CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
                  CERTAIN SHARES                                          [ ]
--------------------------------------------------------------------------------
11.               PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                  .27%
--------------------------------------------------------------------------------
12.               TYPE OF REPORTING PERSON

                  PN
================================================================================

--------------------------                            --------------------------
CUSIP NO. 098904-10-5               SCHEDULE 13G               PAGE 5 OF 9 PAGES
--------------------------------------------------------------------------------
1.                NAME OF REPORTING PERSON/S.S. OR I.R.S. IDENTIFICATION
                  NO. OF ABOVE PERSON

                  ROBERT F. LIETZOW, JR.
--------------------------------------------------------------------------------
2.                CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*   (A) [ ]
                                                                      (B) [X]
--------------------------------------------------------------------------------
3.                SEC USE ONLY


--------------------------------------------------------------------------------
4.                CITIZENSHIP OR PLACE OF ORGANIZATION

                  USA
--------------------------------------------------------------------------------
                               5.     SOLE VOTING POWER

                                      19,379
   NUMBER OF                  --------------------------------------------------
    SHARES                     6.     SHARED VOTING POWER
 BENEFICIALLY
   OWNED BY                           392,407
    EACH                      --------------------------------------------------
  REPORTING                    7.     SOLE DISPOSITIVE POWER
   PERSON
    WITH:                             19,379
                              --------------------------------------------------
                               8.     SHARED DISPOSITIVE POWER

                                      392,407
--------------------------------------------------------------------------------
9.                AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                  411,786
--------------------------------------------------------------------------------
10.               CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
                  CERTAIN SHARES                                          [ ]
--------------------------------------------------------------------------------
11.               PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                  5.70%
--------------------------------------------------------------------------------
12.               TYPE OF REPORTING PERSON

                  IN
================================================================================

CUSIP NO. 098904-10-5               SCHEDULE 13G               PAGE 6 OF 9 PAGES
---------------------                                              ---  ---

ITEM 1.

      (a) Name of Issuer:  Bonneville Pacific Corporation
                           ------------------------------

      (b) Address of Issuer's Principal Executive Offices:

                 50 West Broadway, Suite 300, Salt Lake, Utah 84101
                 --------------------------------------------------
ITEM 2.

      (a) Name of Persons Filing:
      (b)  Address of  Principal  Business  Office or, if none,  Residence:
      (c)  Citizenship:

              (i) Lakeway Capital Partners, LLC, a Delaware limited liability company ("Lakeway").

              (ii)   Robert F. Lietzow, Jr., a United States citizen.

              (iii) Yaupon Partners, L.P., a Delaware limited partnership ("Yaupon").

              (iv) Yaupon Partners II, L.P., a Delaware limited partnership ("Yaupon II").

              (b), (c) and (f) Each of the Reporting persons has a business address of 660 Madison Avenue, 20th Floor, New York, New York 10021.

(d) Title of Class of Securities: common stock, $0.01 par value
                                  -----------------------------
(e) CUSIP Number:   098904-10-5
                    -----------

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULE 13D-1(B), OR 13D-2(B), CHECK WHETHER THE PERSON FILING IS A:

     (a)  [ ] Broker or Dealer registered under Section 15 of the Act

     (b)  [ ] Bank as defined in section 3(a)(6) of the Act

     (c)  [ ] Insurance Company as defined in section 3(a)(19) of the Act

     (d) [ ] Investment Company registered under section 8 of the Investment Company Act of 1940

     (e) [ ] Investment Adviser registered under section 203 of the Investment Advisers Act or under the laws of any State

     (f) [ ] Employee Benefit Plan, Pension fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974 or Endowment Fund; see ss.240.13d-1(b)(1)(ii)(F)

     (g) [ ] Parent Holding Company, in accordance with ss.240.13d-1(b)(ii)(G) (Note: See Item 7)

     (h) [ ] A Savings Association as defined in Section 3(b) of the Federal Deposit Insurance Act

     (i) [ ] A Church Plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act of 1940

     (j)  [ ] Group, in accordance with ss.240.13d-1(b)(1)(ii)(J)

If this statement is filed pursuant to ss.240.13d-1(c), check this box  [X].

CUSIP NO. 098904-10-5               SCHEDULE 13G               PAGE 7 OF 9 PAGES
---------------------                                              ---  ---


ITEM 4.   OWNERSHIP

      Provide the following information as of that date and identify those shares which there is a right to acquire.

      LAKEWAY CAPITAL PARTNERS, LLC*

      (a) Amount Beneficially Owned:  392,407
                                    --------------------------------------------
      (b) Percent of Class:   5.43%
                             ---------------------------------------------------
      (c) Number of shares as to which such person has:

           (i)sole power to vote or to direct the vote:    0
                                                         -----------------------
          (ii)shared power to vote or to direct the vote:  392,407
                                                          ----------------------
         (iii)sole power to dispose or to direct the disposition of:    0
                                                                      ----------
          (iv) shared power to dispose or to direct the disposition of: 392,407
                                                                      ----------
      ROBERT F. LIETZOW, JR.**

      (a) Amount Beneficially Owned:      411,786
                                     -------------------------------------------
      (b) Percent of Class:     5.70%
                            ----------------------------------------------------
      (c) Number of shares as to which such person has:

          (i)  sole power to vote or to direct the vote:    19,379
                                                         -----------------------
          (ii) shared power to vote or to direct the vote:  392,407
                                                           ---------------------
          (iii)sole power to dispose or to direct the disposition of:  19,379
                                                                      ----------
          (iv) shared power to dispose or to direct the disposition of: 392,407
                                                                       ---------

      YAUPON PARTNERS, L.P.

      (a) Amount Beneficially Owned:  378,407
                                     -------------------------------------------
      (b) Percent of Class:   5.24%
                            ----------------------------------------------------
      (c) Number of shares as to which such person has:

          (i)  sole power to vote or to direct the vote:   0
                                                         -----------------------
          (ii) shared power to vote or to direct the vote:  378,407
                                                           ---------------------
          (iii)sole power to dispose or to direct the disposition of:  0
                                                                      ----------
          (iv) shared power to dispose or to direct the disposition of: 378,407
                                                                        --------

      YAUPON PARTNERS II, L.P.

      (a) Amount Beneficially Owned:  14,000
                                     -------------------------------------------
      (b) Percent of Class:   .19%
                            ----------------------------------------------------
      (c) Number of shares as to which such person has:

          (i)  sole power to vote or to direct the vote:   0
                                                         -----------------------
          (ii) shared power to vote or to direct the vote:  14,000
                                                           ---------------------
          (iii)sole power to dispose or to direct the disposition of:  0
                                                                      ----------
          (iv) shared power to dispose or to direct the disposition of: 14,000
                                                                        --------
--------------
*Shares reported for Lakeway Capital Partners, LLC include shares beneficially owned by Yaupon Partners, L.P. ("Yaupon") and Yaupon Partners II, L.P. ("Yaupon II"), of which Lakeway Capital Partner, LLC is the General Partner.

**Shares reported for Robert F. Lietzow, Jr. include shares beneficially owned by Yaupon and Yaupon II, which entities may be deemed to be controlled by Mr. Lietzow, who is the Managing Member of Lakeway Capital Partners, LLC, the sole General Partner of Yaupon and Yaupon II.

CUSIP NO. 098904-10-5               SCHEDULE 13G               PAGE 8 OF 9 PAGES
---------------------                                              ---  ---


Instruction: For computations regarding securities which represent a right to acquire an underlying security see Rule 13d-3(d)(1).

ITEM 5.   OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

      If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ ].

ITEM 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

     Not Applicable

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

     Not Applicable

ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

     Not Applicable


ITEM 9.  NOTICE OF DISSOLUTION OF GROUP

     Not Applicable

CUSIP NO. 098904-10-5               SCHEDULE 13G               PAGE 9 OF 9 PAGES
---------------------                                              ---  ---

Item 10.  Certification

      By signing below, I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.


                                    SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I hereby certify that the information set forth in this statement is true, complete and correct.

Dated this 20th day of May, 1999.


                                   Robert F. Lietzow, Jr.

                                   By: /s/ Robert F. Lietzow, Jr.
                                      ------------------------------------------
                                       Robert F. Lietzow, Jr.


                                   Lakeway Capital Partners, LLC

                                   By: /s/ Robert F. Lietzow, Jr.
                                      ------------------------------------------
                                       Robert F. Lietzow, Jr., Managing Member


                                   Yaupon Partners, L.P.
                                   By: Lakeway Capital Partners, LLC,
                                   its sole general partner


                                   By: /s/ Robert F. Lietzow, Jr.
                                      ------------------------------------------
                                       Robert F. Lietzow, Jr., Managing Member

                                   Yaupon Partners II, L.P.
                                   By: Lakeway Capital Partners, LLC,
                                   its sole general partner


                                   By: /s/ Robert F. Lietzow, Jr.
                                      ------------------------------------------
                                       Robert F. Lietzow, Jr., Managing Member